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                                  ARTICLES OF MERGER
                                          OF
                      PHYSIO-CONTROL INTERNATIONAL CORPORATION
                                    WITH AND INTO
                                NEW PHYSIO CORPORATION


    Pursuant to Section 23B.11.050 of the Washington Business Corporation Act (the "ACT"), New Physio Corporation, a Washington corporation (the "SURVIVING CORPORATION"), submits these Articles of Merger for filing:

         1. The Agreement and Plan of Merger is attached hereto and made a part as though fully set forth herein.

         2. The approval of the shareholders of Physio-Control International Corporation, a Delaware corporation, was obtained pursuant to Section 252 of the General Corporation Law of the State of Delaware. The approval of the shareholders of Surviving Corporation was obtained pursuant to
    Section 23B.11.030 of the WBCA.

         3. The Effective Date, as provided in the Agreement and Plan of Merger, for such Merger shall be May 30, 1997.

    Dated: May 20, 1997.

                        NEW PHYSIO CORPORATION
                        a Washington Corporation

                             /s/ V. Marc Droppert
                        By______________________________
                             V. Marc Droppert
                             Secretary